Active Power Reports First Quarter 2016 Results

AUSTIN, Texas (April 26, 2016) – Active Power (NASDAQ: ACPW), a manufacturer of flywheel energy storage products and modular infrastructure solutions (MIS) for mission critical and renewable applications worldwide, reported results for the first quarter ended March 31, 2016.

Highlights

•	First quarter revenues declined sequentially and year-over-year following low bookings in the fourth quarter of 2015 and deliveries of existing orders shifting to later periods

•	Bookings improved 25% to $10.0 million compared to $8.0 million in the fourth quarter of 2015; book-to-bill ratio above 1.0 in eight of the last nine quarters

•	Operating expenses decreased 18% or $1.1 million from the first quarter of 2015 and 20% or $1.1 million from the previous quarter; expenses down eight of the last 10 quarters

•	Backlog at March 31, 2016, was $35.1 million compared to $30.8 million at December 31, 2015

•
Appointed Daryl Dulaney and Steven Sams to the company’s board of directors, two industry veterans with proven track records in building and leading businesses at Siemens and IBM, respectively, with Dulaney having succeeded Dr. Ake Almgren as board chairman at April 23, 2016

First Quarter 2016 Financial Results
Revenue in the first quarter of 2016 was $5.7 million compared to $13.1 million in the year-ago period and $12.5 million in the previous quarter. The decrease in revenue from both periods is due to lower product and service sales.

Gross margin in the first quarter of 2016 was 14% compared to 33% in the year-ago period and 25% in the previous quarter. The decrease in gross margin from both periods is primarily related to under absorption of fixed overhead costs in manufacturing against substantially lower product revenues and a decline in the volume of service revenue which traditionally has higher margins.

Operating expenses in the first quarter of 2016 were $4.7 million, a 18% reduction as compared to $5.8 million in the year-ago period, and a decline of 20% or $5.9 million in the previous quarter. The decreases were primarily due to lower payroll expense, lower commissions and management’s focus on disciplined spending.

Net loss in the first quarter of 2016 was $4.1 million or $(0.18) per share compared to a net loss of $1.6 million or $(0.07) per share in the year-ago period and a net loss of $2.9 million or $(0.13) per share in the previous quarter. The increase in net loss from both periods is primarily due to lower revenue in the first quarter of 2016, partially offset by reduced expense levels.

Adjusted EBITDA in the first quarter of 2016 was a loss of $3.4 million compared to a loss of $864,000 in the year-ago period and a loss of $2.2 million in the previous quarter. The decrease in adjusted EBITDA from both periods is primarily due to lower revenues resulting in a higher net loss in the first quarter of 2016.

Cash and cash equivalents totaled $11.2 million at March 31, 2016, compared to $12.3 million at December 31, 2015. A reduction in accounts receivable balances partially mitigated the cash use from the net loss.

Bookings and Backlog
Bookings in the first quarter of 2016 were $10.0 million compared to bookings of $19.2 million in the year-ago period and $8.0 million in the previous quarter. First quarter orders of $10.0 million results in a book-to-bill ratio of 1.77. The dollar amount of backlog was approximately $35.1 million at March 31, 2016. Of the total backlog at March 31, 2016, approximately $9.6 million is not expected to be filled in the following 12 months which includes both long-term service contracts and UPS product orders. Bookings amounts represent anticipated revenue from product orders received during the period that are believed to be firm and from signed contracts for service work. Backlog represents the amount of anticipated revenue from prior bookings at the end of the period. Please refer to the Supplemental Information following the Condensed Consolidated Balance Sheets for more detail regarding bookings.

Management Commentary
“As we anticipated given the low bookings in the fourth quarter, the first quarter was challenging as product revenue declined significantly,” said Mark A. Ascolese, president and CEO, of Active Power. “We believe these results reflect a number of external factors including customer deferment in capital spending and schedule changes to defer delivery due in part to a persistent sluggish economy. Despite these conditions, we improved bookings by 25 percent and backlog by 14 percent while reducing expenses by 24 percent compared to the previous quarter.”

“We remain committed to our priorities of increasing bookings and backlog and continued improvements in operational efficiencies and expense management as we move through 2016. Feedback from field sales indicates our total cost of ownership value proposition has become even more compelling in this cost conscious environment.”

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, April 26, 2016, at 8:30 a.m. (ET) to discuss its first quarter 2016 results. Interested parties can dial into the conference call at the time of the event at (412) 317-6789.

For parties wanting to listen live via the web, a webcast button is located on Active Power's investor relations website at http://ir.activepower.com. A replay of the webcast will be available via Active Power’s investor relations website.

About Active Power
Active Power (NASDAQ: ACPW) designs and manufactures flywheel uninterruptible power supply (UPS) systems, modular infrastructure solutions (MIS), and energy storage products for mission critical and renewable applications worldwide. The company’s products deliver an unmatched combination of total cost of ownership, reliability and sustainability for leading organizations around the world. Customers are served via Austin and three regional operations centers located in the United Kingdom, Germany and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Non-GAAP Financial Measure
This press release includes information about adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). At the end of the following tables, Active Power has provided a reconciliation of historical adjusted EBITDA to GAAP net loss, the most directly comparable GAAP financial measure, under the heading “Reconciliation of Net Loss to Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of adjusted EBITDA. See “About Presentation of Adjusted EBITDA” in the following tables for our definition of adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by references to future periods, and include, without limitation, statements we make regarding:

•	our expectations that we can increase bookings and backlog;

•	our belief that we can improve operational efficiencies; and

•	our ability to control our future expenses.

Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including: the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; the possibility backlog may not result in revenue; financial results that may vary significantly from quarter to quarter due to seasonality and volatility in customer demand; our continued ability to obtain sufficient working capital to fund our operations; risks related to our international operations; our dependence on our relationships with Caterpillar, Inc., Hewlett Packard Enterprise, and on our distributors; product performance and quality issues; significant competition; our continued ability to borrow under our credit agreement or raise capital as needed to support the business; and our ability to continue to hire and retain qualified personnel.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended

December 31, 2015, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Jordan Darrow
Darrow Associates, Inc.
(631) 367-1866
jdarrow@darrowir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31, (unaudited)
	2016	2015

Revenues:
Product revenue	$2,840	$9,548
Service and other revenue	2,825	3,581
Total revenue	5,665	13,129

Cost of goods sold:
Cost of product revenue	3,141	6,971
Cost of service and other revenue	1,706	1,851
Total cost of goods sold	4,847	8,822
Gross profit	818	4,307

Operating expenses:
Research and development	1,196	1,516
Selling and marketing	2,173	2,706
General and administrative	1,362	1,558
Total operating expenses	4,731	5,780
Loss from Operations	(3,913)	(1,473)

Interest expense, net	(85)	(79)
Other income (expense), net	(57)	(7)
Net loss	$(4,055)	$(1,559)

Net Loss per share, basic and diluted	$(0.18)	$(0.07)

Shares used in computing net loss per share, basic and diluted	23,139	23,130

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
	March 31, 2016	December 31, 2015

ASSETS

Current assets:
Cash and cash equivalents	$11,220	$12,260
Restricted cash	38	36
Accounts receivable, net of allowance for doubtful accounts of $71 and $70 at March 31, 2016 and December 31, 2015, respectively	5,066	8,849
Inventories, net	8,353	6,466
Prepaid expenses and other	726	792
Total current assets	25,403	28,403
Property and equipment, net	1,599	1,914
Deposits and other	275	278
Total assets	$27,277	$30,595

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,411	$2,852
Accrued expenses	3,673	4,494
Deferred revenue	5,383	3,576
Revolving line of credit	5,535	5,535
Total current liabilities	17,002	16,457
Long-term liabilities	465	583
Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	—	—
Common stock - $0.001 par value; 40,000 shares authorized; 23,173 and 23,171 issued and 23,110 and 23,109 outstanding at March 31, 2015 and December 31, 2015, respectively	23	23
Treasury stock	(241)	(240)
Additional paid-in capital	304,461	304,094
Accumulated deficit	(294,509)	(290,454)
Other accumulated comprehensive income	76	132
Total stockholders' equity	9,810	13,555
Total liabilities and stockholders' equity	$27,277	$30,595

Active Power
Supplemental Information (in thousands)

Revenue by Product	Three Months Ended
	March 31, 2016	% of total	March 31, 2015	% of total	December 31, 2015	% of total

UPS	$2,682	47%	$7,177	55%	$9,503	76%
MIS	158	3%	2,371	18%	123	1%
Total Product Revenue	2,840	50%	9,548	73%	9,626	77%
Service	2,825	50%	3,581	27%	2,899	23%
Total Revenue	$5,665	100%	$13,129	100%	$12,525	100%

Revenue by Geography

Americas	$3,777	67%	$9,863	75%	$9,566	76%
EMEA	906	16%	3,024	23%	2,541	20%
Asia	982	17%	242	2%	418	3%
Total Revenue	$5,665	100%	$13,129	100%	$12,525	100%

Active Power
Supplemental Information (in thousands)

Total Bookings	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Bookings	$19,171	$17,322	$16,992	$8,043	$10,040
Book to Bill Ratio	1.46	1.03	1.14	0.64	1.77

Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)
	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015

Net Loss	$(4,055)	$(1,559)	$(2,906)
Interest Expense	85	79	123
Depreciation Expense	217	293	234
Stock Based Compensation	367	323	385
Impairment of Long-Lived Assets	—	—	—
Adjusted EBITDA	$(3,386)	$(864)	$(2,164)

About Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with GAAP, and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power, Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.